                                                            EXHIBIT 28(D)(6)(B)

                                 AMENDMENT TO
                            SUB-ADVISORY AGREEMENT

   THIS AMENDMENT TO SUB-ADVISORY, dated as of September 15, 2010 (the "Amendment"), is between Lincoln Investment Advisors Corporation, a Tennessee corporation ("LIAC") and Columbia Management Investment Advisers, LLC, a Minnesota limited liability company ("Columbia").

                                   RECITALS

   1. LIAC currently serves as investment adviser to the Lincoln Variable Insurance Products Trust (the "Trust");

   2. LIAC has contracted with Columbia to serve as sub-adviser to the LVIP Columbia Value Opportunities Fund (the "Fund"), a series of he Trust, pursuant to a Sub-Advisory Agreement dated May 1, 2010 (the "Agreement");

   3. Columbia and LIAC have agreed to reduce the sub-advisory fee on the Fund and desire to amend the fee schedule ("Schedule A") to the Agreement.

                                REPRESENTATIONS

   1. Columbia represents that it will not reduce the quality or quantity of its services to the Fund under the Agreement as a result of the reduced fee schedule contained in this Amendment; however, Columbia makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund or that the Fund will perform comparably with any standard or index, including other clients of Columbia.

   2. LIAC represents and warrants that: (i) it will not reduce the quality or quantity of its services to the Fund under the Agreement as a result of the reduced fee schedule contained in this Amendment; and (ii) approval of this revised fee schedule has been obtained from the Trust's Board of Trustees at an in-person meeting held September 13, 2010.

                                   AMENDMENT

   NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

   1. The Recitals are incorporated herein and made a part hereof.

   2. The Representations made herein are incorporated and made a part hereof.

   3. Schedule A shall be deleted and replaced with the attached amended Schedule A effective September 15, 2010, to reflect a reduction in the sub-advisory fee for the Fund paid by LIAC to Columbia.

   4. All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

   5. This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

LINCOLN INVESTMENT ADVISORS        COLUMBIA MANAGEMENT
CORPORATION                        INVESTMENT ADVISERS, LLC

By:     /s/ William P. Flory, Jr.  By:     /s/ Beth Ann Brown
Name:   William P. Flory, Jr.      Name:   Beth Ann Brown
Title:  Second Vice President      Title:  Senior Vice President

ACCEPTED AND AGREED TO AS OF THE
DAY AND YEAR FIRST ABOVE WRITTEN:

LVIP COLUMBIA VALUE OPPORTUNITIES
FUND, A SERIES OF LINCOLN
VARIABLE INSURANCE PRODUCTS TRUST

By:     /s/ Kevin J. Adamson
Name:   Kevin J. Adamson
Title:  Second Vice President

                                  SCHEDULE A

                               SUBADVISORY FEES

                                            ANNUAL FEE AS A
                                         PERCENTAGE OF AVERAGE
                    NAME OF FUND            DAILY NET ASSETS
              ------------------------  ------------------------
              LVIP Columbia Value       0.66% of the first $60
              Opportunities Fund        million
                                        0.50% of the next $90
                                        million
                                        0.40% over $150 million

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